Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus of Great American Financial Resources, Inc. for the registration of 2,000,000 shares of its common stock pursuant to its 2004 Stock Option Plan of our report dated February 12, 2004, with respect to the consolidated financial statements and schedules of Great American Financial Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 14, 2005